Exhibit 10.16
Robertson Technologies Licensing, LLC and Aversien Science, L.L.C.
Product Distribution Agreement
This Product Distribution Agreement (this “Agreement”) is made effective as of 03/29/2010 between Robertson Technologies Licensing, LLC, of 4215 Fashion Square Blvd, Suite 3, Saginaw, Michigan 48603 and its affiliates, and Aversien Science, LLC of 26300 Telegraph Rd., Ste. 201, Southfield, Michigan 48033.
In the Agreement, the party who is granting the right to sell/market its products/services will be referred to as “Robertson”, and the other party who is receiving the right to sell/market the products/services will be referred to as “Aversien Science”.
The parties agree as follows:
I. RIGHT TO SELL. Robertson has developed a versatile, interactive knowledge management system that can be displayed on multiple platforms and is intended to improve timeliness and accuracy of medical diagnostics “Robertson Technology”. In accordance with this Agreement, Robertson grants Aversien Science the right to sell/market products/services on behalf of Robertson under the terms of this Agreement listed below. Robertson agrees to deliver such products necessary for contracts generated by Aversien Science. Aversien Science agrees to devote its best efforts to the sale of the Robertson Technology. All sales prices and terms of sale shall be determined by mutual consent of the parties.
II. PROCEEDS OF SALES. Robertson will pay to Aversien Science a portion of the sales proceeds for marketing/sales and support services in accordance with Section XVII of this Agreement.
III. RECORDS. Aversien Science and Robertson shall keep accurate records regarding the quantities of the Robertson Technology that are sold. Robertson and Aversien Science shall have the right to inspect such records from time to time after providing reasonable notice of such intent to the other party.
IV. TAXES
a)	PAYROLL TAXES. Aversien Science shall be exclusively liable for, and shall indemnify Robertson against such liability for, all employee payroll taxes and insurance arising out of wages payable to persons employed by Aversien Science in connection with the performance of this Agreement.
b)	TAXES. Robertson is not liable for any taxes that Aversion Science is legally obligated to pay in connection with this Agreement, and all such taxes (including but not limited to net income or gross receipts taxes, franchise taxes, and/or property taxes) will be the financial responsibility of Aversion Science.
V. DEFAULTS. If Aversien Science fails to abide by the obligations of this Agreement, including the obligation to remit payment to Robertson when due, Robertson shall have the option to cancel this Agreement by providing 45 days’ written notice to Aversien Science. Aversien Science shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

VI. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days’ written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.
VII. WARRANTIES. Neither party makes any warranties with respect to the use, sale or other transfer of the Robertson Technology by the other party or by any third party. In no event will Robertson be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the Robertson Technology.
VIII. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement unless the prior written consent of the other party is obtained.
IX. TERMINATION. This Agreement may not be terminated by either party unless there are violations of the agreement or either party is not performing its duties as outlined in this document, in which case termination requires party to provide 60 days’ written notice to the other party.
X. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter of this agreement.
XI. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.
XII. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
XIII. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

XIV. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Michigan.
XV. DISTRIBUTION RIGHTS Aversien Science (AS) has the right to sell Robertson Technology solutions. AS can bring clients to Robertson who executes a license agreement with said client, however, AS remains the distributor of record for RTL business purposes and Licensee is part of the AS sales force. Robertson has an inherit right to make sales through its own organization as well. If Aversien Science generates a contact that ends in the execution of a contract then the sales and marketing must go thru Aversien Science. If Robertson generates a sale it can assign the business to Aversien Science
XVI. SUPPORT Aversien Science shall receive the support of Robertson in its efforts to market Robertson products/services. Dr. Joel Robertson shall make appearances at key events, attend key meetings, endorse (letters, video, audio, media’s, etc.) Aversien Science as its partnership organization. Robertson shall support its business technology systems, deliverance of technology to consumer sector, and expertise in handling technical questions. Robertson shall provide training on its products/services to Aversien Science and its agents/contractors. Once trained, Aversien Science will become a technical implementation partner with Robertson with the capabilities of training all future contractors, agents, distribution outlets, etc.
Any costs incurred by Aversien Science in the marketing and distribution of the Robertson Technology are the sole responsibility of Aversien Science. Such costs include, but are not limited to, travel, entertainment, printing and marketing.
XVII. COMMISSIONS Aversien Science shall receive a commission on the sale of RT products/services regarding business to business sales and/or receive a markup on distributed/licensed product. Each individual sales opportunity will be added as an addendum to the agreement.
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[SIGNATURE PAGE]
This Agreement is entered into by the parties as of the Effective Date.
Technology Provider:
Robertson Technologies Licensing, LLC

By:	/s/ Joel C. Robertson
Dr. Joel Robertson
CEO

Technology Distributor: Aversien Science, LLC

By:	/s/ Herbert Gibson

Herbert Gibson
CEO